Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION REPORTS

THIRD QUARTER 2016 FINANCIAL RESULTS

Englewood, Colorado, November 8, 2016 - Liberty Interactive Corporation ("Liberty Interactive") (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) today reported third quarter 2016 results.  Highlights include(1):

Attributed to QVC Group

•	QVC consolidated revenue down 3% to $1.9 billion
•	Local currency sales gains in all consolidated international markets
•	QVC consolidated mobile penetration was 59% of QVC.com orders, a 603 basis point increase
•	QVC US mobile penetration was 58% of QVC.com orders, a 578 basis point increase
•	zulily revenue grew 14% to $359 million and operating loss was $52 million, primarily as a result of approximately $60 million of amortization of intangible assets recognized in purchase accounting
•	zulily adjusted OIBDA(2) grew 20% to $18 million
•	From August 1, 2016 through October 31, 2016, repurchased 9.2 million QVCA shares at an average price per share of $20.50 and a total cost of $188 million

Attributed to Liberty Ventures Group

•	Completed the split-off (“Split-off”) of Liberty Expedia Holdings (“Expedia Holdings”) (Nasdaq: LEXEA, LEXEB) on November 4, 2016
•	Expedia Holdings distributed $300 million to Liberty Interactive in connection with Split-off, which was attributed to Liberty Ventures Group

“QVC did well internationally and just launched Beauty iQ, a new multiplatform network dedicated to beauty while zulily again posted impressive results,” said Greg Maffei, Liberty Interactive President and CEO.  “At Liberty Ventures, we completed the tax-free split-off of Expedia Holdings resulting in a distribution of $300 million that was attributed to Ventures.”

QVC GROUP – For the quarter, QVC Group's revenue increased 15% to $2.3 billion, operating income decreased 37% to $167 million, adjusted OIBDA decreased 4% to $406 million, net income decreased 60% to $61 million and adjusted net income(3) decreased 27% to $148 million.  QVC Group’s reported GAAP results include the zulily acquisition beginning in the fourth quarter of 2015 (see the “zulily” section below for a further discussion of the impact of the acquisition).

Subsequent to quarter end, on October 5, 2016, Liberty Interactive LLC (“LI LLC”) paid $345 million to holders of substantially all of its 1% Exchangeable Senior Debentures due 2043 (the “1% Exchangeables”) that chose to exercise a purchase option requiring LI LLC to repurchase the 1% Exchangeables for a price equal to the adjusted principal amount per debenture plus accrued and unpaid interest.  LI LLC funded this payment by drawing on the QVC bank credit facility.

QVC

“We are benefitting from our diversified global model,” said QVC president and CEO Mike George. “While we are facing sales pressures in our US business, we delivered local currency sales gains in every non-US market in the quarter.  We are responding to the immediate domestic challenges through a series of strategies to drive more balanced growth across our categories, consistently deliver exceptional customer experiences, offer outstanding values,  accelerate new customer acquisition, and lower operating costs. And last week we were thrilled to launch Beauty iQ, the first multi-platform shopping network dedicated exclusively to beauty. These actions demonstrate our confidence in the long-term health of our unique retail model.”

QVC's ONE Q organizational structure is allowing it to better leverage its global scale and capabilities, to enhance its competitive position and to create operational efficiencies.  Beginning in the first quarter of 2016, QVC began allocating certain corporate costs for management reporting purposes differently.  Historically, QVC allocated these costs to the market from which the services were provided. Now, as more of QVC's costs support initiatives in multiple markets, QVC is allocating costs to the markets that will benefit from the expenditures.  These management cost allocations are related to certain functions, such as merchandising, commerce platforms, information technology, human resources, legal, finance, brand and communications, corporate development and administration.  The cost allocations (from QVC US to QVC International) totaled approximately $8 million in the third quarter and are expected to approximate $32 million in 2016. As a result of the allocations, the US segment's operating income and adjusted OIBDA margins were each positively impacted 60 basis points and the international segment's operating income and adjusted OIBDA margins were negatively impacted 131 basis points in the third quarter.  There was no impact to consolidated operating income and adjusted OIBDA margins.  With the completion of the ONE Q implementation, QVC's financial disclosure is consistent with the way it evaluates its business performance and manages its operations.

QVC's consolidated revenue decreased 3% in the third quarter to $1.9 billion. eCommerce revenue increased 2% to $882 million and grew to 45% of consolidated revenue in the quarter from 43% a year ago.  Mobile orders were 59% of total eCommerce orders in the quarter, compared to 53% a year ago.  Operating income decreased 18% to $231 million and adjusted OIBDA decreased 9% to $393 million.  Operating income margin and adjusted OIBDA margin decreased 209 and 126 basis points, respectively.

US Dollar denominated results were slightly impacted by exchange rate fluctuations in the third quarter.  The Dollar weakened against the Japanese Yen 20%, strengthened versus the British Pound 15%, and was essentially flat compared to the Euro.  On a constant currency basis(4), consolidated revenue, operating income and adjusted OIBDA decreased 4%, 18% and 9%, respectively, compared to a 3%, 18% and 9% decrease in US Dollars, respectively.

QVC's US revenue decreased 6% to $1.3 billion in the third quarter.  Average selling price per unit ("ASP") decreased 7% to $54.75, units sold decreased 1%, and returns as a percentage of gross product revenue improved 170 basis points.  The US experienced declines in the electronics, beauty, jewelry and accessories categories, which were partially offset by gains in home and apparel.  eCommerce revenue increased 1% to $684 million and grew 342 basis points to 51% of total US revenue.  Operating income decreased 18% to $175 million, operating income margin declined 199 basis points, adjusted OIBDA decreased 8% to $308 million and adjusted OIBDA margin declined 43 basis points.  The third quarter included the aforementioned cost allocations from ONE Q, which were mostly offset by approximately $7 million of severance expense.  The results primarily reflect lower product margins and higher warehouse costs, which were partially offset by favorable inventory obsolescence and lower bonus and benefit expenses of approximately $10 and $8 million, respectively, and higher credit card income.

QVC's international revenue increased 4% to $610 million in the third quarter.  The revenue performance included the net impact of favorable exchange rate fluctuations.  On a constant currency basis(4), international revenue increased 2% in the quarter, reflecting gains in all consolidated markets.  Units sold increased 2% and ASP in constant currency declined slightly.  QVC International experienced growth in the beauty, accessories and electronics categories, which were partially offset by declines in apparel, jewelry and home.  International eCommerce revenue increased 8% to $198 million and grew approximately 120 basis points to 32% of total international revenue.  Operating income decreased 15% to $56 million and adjusted OIBDA decreased 12% to $85 million.  On a constant currency basis(4), operating income decreased 17% and adjusted OIBDA decreased 13%, reflecting the cost allocations from ONE Q.  Excluding the cost allocations, operating income and adjusted OIBDA declined 5% on a constant currency basis, primarily due to lower product margins, higher inventory obsolescence and freight expenses, which were partially offset by lower customer service and, in the case of operating income, depreciation expenses.  Start-up expenses pertaining to QVC France resulted in an operating loss of $9 million for the third quarter of both 2016 and 2015 (the associated adjusted OIBDA loss was also substantially similar on a year over year basis at $8 million in the third quarter of 2015 and $7 million in 2016).

CNR Home Shopping Co., Ltd. ("CNRS"), QVC's joint venture in China, reported revenue decreased 17% in local currency in the third quarter.  CNRS' operating loss and adjusted OIBDA deficit in local currency increased 166% and

241%, respectively, primarily due to lower product margins, which were partially offset by lower freight, customer service and fixed costs.  This joint venture is being accounted for as an equity method investment, and as a result, QVC reported a $2 million reduction in net income for the quarter.

QVC's total debt, net of original issue discount, was $5.3 billion at September 30, 2016, flat versus June 30, 2016.

zulily

“We continued to see strong revenue growth and, while we had an operating loss for the quarter, adjusted OIBDA grew to $18 million in the third quarter,” said zulily President and CEO Darrell Cavens.  “We continue to see significant opportunities to offer up fresh and unique products with incredible prices and at a great value for our customers every day.  In addition, QVC remains an invaluable partner as we continue to test and roll out new growth opportunities between our two companies.”

Liberty Interactive acquired zulily on October 1, 2015. Prior to the acquisition, zulily utilized a retail calendar, whereby each fiscal year ended on the Sunday closest to December 31 and each fiscal year consisted of four 13-week quarters, with one extra week added in the fourth quarter every five to six years.  Upon acquisition by Liberty Interactive, zulily changed to a calendar year end on a prospective basis.  zulily’s results for the three months ended September 30, 2015 are not included in Liberty Interactive’s condensed consolidated results for the three months ended September 30, 2015.  Although zulily’s results are only included in Liberty Interactive’s results since October 1, 2015, we believe a discussion of zulily’s standalone results promotes a better understanding of the overall results of its business.  zulily has reclassified certain costs between financial statement line items to conform with Liberty Interactive’s reporting structure for ease of comparability for all reporting periods.  zulily's stand-alone operating results for the three months ended September 30, 2015 and 2016 were as follows:

(amounts in millions)
	Three Months Ended September 30,
	2015	2016
Net revenue	$314	359
Cost of sales	226	257
Gross profit	88	102
Operating expenses	10	12
SG&A expenses (excluding stock-based compensation)	63	72
Adjusted OIBDA	15	18
Acquisition related expenses	30	—
Stock-based compensation	5	5
Depreciation	5	5
Amortization of intangible assets	1	60
Operating income (loss)	$(26)	(52)

zulily revenue increased 14% to $359 million in the third quarter driven by strong growth in total orders.  Mobile orders maintained positive growth and drove 66% of total orders placed in the quarter, compared to 59% in the year prior.

Operating loss was $(52) million in the third quarter as compared to a $(26) million loss in the same period last year.  zulily’s third quarter operating loss includes $60 million of amortization of intangible assets, primarily recognized in purchase accounting.

Adjusted OIBDA increased 20% in the third quarter to $18 million, up from $15 million a year ago.  Adjusted OIBDA margin increased 23 basis points, primarily attributed to improved operational efficiency, offset somewhat by higher freight costs.

Share Repurchases

From August 1, 2016 through October 31, 2016, Liberty Interactive repurchased approximately 9.2 million Series A QVC Group shares (Nasdaq: QVCA) at an average cost per share of $20.50 for total cash consideration of $188 million.  Since the creation of the QVC Group stock (including its predecessor, Liberty Interactive Group) in May 2006, Liberty Interactive has repurchased shares for aggregate cash consideration of $6.7 billion, representing approximately 44% of the shares outstanding at the time of the creation of the QVC Group stock.  All repurchases up to August 9, 2012, the date on which the QVC Group stock was recapitalized to create the Liberty Ventures Group stock, were comprised of shares of the combined stocks.  On October 26, 2016, the Board of Directors authorized the repurchase of an additional $300 million of either the QVC Group or the Liberty Ventures Group.  The remaining repurchase authorization as of November 1, 2016 for QVC Group stock was $331 million (excluding the $300 million to be used at either QVC Group or Liberty Ventures Group).

QVC Group has attributed to it Liberty Interactive’s subsidiaries, QVC, Inc. and zulily, llc, and Liberty Interactive’s interest in HSN.

LIBERTY VENTURES GROUP  – During the quarter, LI LLC repurchased substantially all of LI LLC’s remaining 0.75% Senior Exchangeable Debentures due 2043 (the “0.75% Exchangeables”) for $641 million cash.  The 0.75% Exchangeables were attributed to the Liberty Ventures Group.  LI LLC funded these purchases through cash on hand, new borrowings, including the issuance of its 1.75% Senior Exchangeable Debentures due 2046 (the “1.75% Exchangeables”), and the sale of substantially all of its TIME and TWX shares.  As of September 30, 2016 the outstanding adjusted principal amount of the 0.75% Exchangeables was debentures is $2 million.

On August 24, 2016, LI LLC issued $750 million original principal amount of its 1.75% Exchangeables in a private offering.   The 1.75% Exchangeables are attributed to the Liberty Ventures Group.  The debentures will be exchangeable at the option of holders during specified periods.  Upon the exchange of $1,000 original principal amount, LI LLC may, at its option, deliver 2.9317 shares of Charter Communications, Inc. (“Charter”) Class A common stock, implying a strike price of $341 per Charter share, the equivalent value in cash, or a combination of Charter shares and cash.  As of October 31, 2016 there are 5.4 million Charter shares attributed to Liberty Ventures Group, of which 2.2 million underlie the 1.75% Exchangeables.

Subsequent to quarter end, on November 4, 2016, Liberty Interactive completed the Split-off of Expedia Holdings, which is comprised of, among other things, Liberty Interactive’s interest in Expedia, Inc. (approximately 16% equity interest and approximately 52% voting interest as of September 30, 2016), its subsidiary Bodybuilding.com,  $350 million of debt and $50 million of cash.  The Split-off was accomplished through the redemption of 40% of the shares of each series of Liberty Ventures common stock outstanding at 5:00 p.m. New York City time, on November 4, 2016 for 100% of the outstanding shares of Expedia Holdings. Accordingly, (i) 0.4 of each outstanding share of Series A Liberty Ventures common stock (“LVNTA”) was redeemed for 0.4 of a share of Series A Expedia Holdings common stock (“LEXEA”) and (ii) 0.4 of each outstanding share of Series B Liberty Ventures common stock (“LVNTB”) was redeemed for 0.4 of a share of Series B Expedia Holdings common stock (“LEXEB”), in each case, with cash paid in lieu of fractional shares.    Following the Split-off, 0.6 of each share of LVNTA and 0.6 of each share of LVNTB remains outstanding as Liberty Ventures common stock, and there are now 81.1 million shares of LVNTA, 4.3 million shares of LVNTB, 54.1 million shares of LEXEA and 2.8 million shares of LEXEB.  In connection with the Split-off, Expedia Holdings distributed $300 million to Liberty Interactive, which is attributed to the Liberty Ventures Group.

Share Repurchases

There were no repurchases of Liberty Ventures Group common stock (Nasdaq: LVNTA) from August 1, 2016 through October 31, 2016.  On October 26, 2016, the Board of Directors authorized the repurchase of an additional $300 million of either the QVC Group or the Liberty Ventures Group.  The total remaining repurchase authorization for Liberty Ventures Group stock as of November 1, 2016 was $650 million (excluding the $300 million to be used at either QVC Group or Liberty Ventures Group).

Including the impact of the Expedia Holdings Split-off, the businesses and assets attributed to the Liberty Ventures Group are all of Liberty Interactive's businesses and assets other than those attributed to the QVC Group, including its interests in Liberty Broadband Corporation, Lending Tree and FTD, Liberty Interactive’s subsidiary Evite, and minority interests in Charter and Interval Leisure Group.

FOOTNOTES

1)

Liberty Interactive's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Interactive's earnings conference call which will begin at 12:00 p.m. (E.S.T.) on November 8, 2016.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.
3)	For a definition of adjusted net income and applicable reconciliations, see the accompanying schedules.
4)	For a definition of constant currency financial metrics and applicable reconciliations, see the accompanying schedules.

QVC GROUP FINANCIAL METRICS – QUARTER

(amounts in millions)	3Q15	3Q16	% Change
Revenue
QVC US	$1,420	$1,338	(6)%
QVC International(1)	587	610	4%
Total QVC revenue	2,007	1,948	(3)%
zulily(2)	NA	359	NA
Intergroup eliminations	NA	(4)	NA
Total QVC Group Revenue	$2,007	$2,303	15%

Gross Margins
QVC US	36.4%	35.2%
QVC International(1)	38.4%	37.0%
zulily(2)	NA %	28.4%

Operating Income
QVC US(3)	$214	$175	(18)%
QVC International(1)(3)	66	56	(15)%
Total QVC operating income	280	231	(18)%
zulily(2)	NA	(52)	NA
Corporate and other	(16)	(12)	25%
Total QVC Group Operating Income	$264	$167	(37)%

Adjusted OIBDA
QVC US(3)	$333	$308	(8)%
QVC International(1)(3)	97	85	(12)%
Total QVC adjusted OIBDA	430	393	(9)%
zulily(2)	NA	18	NA
Corporate and other	(9)	(5)	(44)%
Total QVC Group Adjusted OIBDA	$421	$406	(4)%

Net Income and Adjusted Net Income
Total QVC Group net income	$154	$61	(60)%
Total QVC Group adjusted net income(4)	$203	$148	(27)%

China JV(5)
Revenue	$45	$36	(20)%
Adjusted OIBDA	$(2)	$(3)	(50)%

(amounts in millions)
QVCA Shares Outstanding	10/31/2015	10/31/2016
Outstanding A and B shares	497	467

(amounts in millions)	Quarter ended	Quarter ended
QVCA and QVCB Basic and Diluted Shares	9/30/2015	9/30/2016
Basic weighted average shares outstanding ("WASO")	460	473
Potentially dilutive shares	6	5
Diluted WASO	466	478

1)	Includes QVC France, QVC Germany, QVC Italy, QVC Japan and QVC UK.
2)	Includes zulily as of the beginning of the fourth quarter 2015.
3)	Includes the reallocation of $8 million in corporate costs from QVC US to QVC International for the third quarter 2016.
4)	See reconciling schedule 4.
5)	This joint venture is being accounted for as an equity investment.

QVC OPERATING METRICS – QUARTER

(amounts in millions)	3Q15	3Q16	% Change
QVC - Consolidated
Total eCommerce revenue ($)	$861	$882	2%
Total eCommerce revenue (%)	42.9%	45.3%	238	bps
Mobile % of total eCommerce(1)	53.0%	59.0%	603	bps
LTM total customers(2)	12.6	12.7	1%

QVC - US
US eCommerce revenue ($)	$678	$684	1%
US eCommerce revenue (%)	47.7%	51.1%	342	bps
Mobile % of US eCommerce(1)	52.2%	58.0%	578	bps
LTM total customers(2)	8.1	8.1	0%
Return rate	19.2%	17.5%	(170)	bps

zulily
Mobile % of total orders	58.7%	65.5%	680	bps
LTM total customers(2)	4.9	5.0	2%

(1)	Based on gross US Dollar orders.
(2)	LTM: Last twelve months.

NOTES

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended September 30, 2016 to the same period in 2015.

The following financial information with respect to Liberty Interactive's equity affiliates and available for sale securities is intended to supplement Liberty Interactive's condensed consolidated statements of operations which are included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	6/30/2016	9/30/2016
HSN(1)	$979	$797
Total Attributed QVC Group	$979	$797

Charter(2)	$1,225	$1,447
Expedia(3)	2,509	2,755
FTD(4)	255	210
Liberty Broadband(5)	2,561	3,051
Tree.com(6)	245	269
Other public holdings(7)	479	295
Total Attributed Liberty Ventures Group	$7,274	$8,027

(1)

Represents fair value of the investment in HSN attributed to QVC Group.  In accordance with GAAP this investment is accounted for using the equity method of accounting and is included in the attributed balance sheet of QVC Group at historical carrying value which aggregated $182 million and $184 million at June 30, 2016 and September 30, 2016, respectively.

(2)	Represents fair value of the investment in Charter attributed to Liberty Ventures Group, which is accounted for at fair value.
(3)

Represents fair value of the investment in Expedia attributed to Liberty Ventures Group until the completion of the Split-off.  In accordance with GAAP, this investment was accounted for using the equity method of accounting and is included in the attributed balance sheet of Liberty Ventures Group at historical carrying value which aggregated $888 million and $922 million at June 30, 2016 and September 30, 2016, respectively.    Following the Split-off, Liberty’s former interest in Expedia is held by Expedia Holdings.

(4)

Represents fair value of the investment in FTD attributed to Liberty Ventures Group.  In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the attributed balance sheet of Liberty Ventures Group at historical carrying value which aggregated $259 million and $251 million at June 30, 2016 and September 30, 2016, respectively.

(5)

Represents fair value of the investment in Liberty Broadband attributed to Liberty Venture Group.  In accordance with GAAP, this investment is accounted for using the equity method of accounting, but fair value treatment has been elected.

(6)

Represents fair value of the investment in Tree.com attributed to Liberty Ventures Group.  In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the attributed balance sheet of Liberty Ventures Group at historical carrying values which aggregated $28 million and $30 million at June 30, 2016 and September 30, 2016, respectively.

(7)	Represents other public holdings attributed to Liberty Ventures Group which are accounted for at fair value.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	6/30/2016	9/30/2016
Cash and Liquid Investments Attributable to:
QVC Group	$394	$348
Liberty Ventures Group	116	157
Total Liberty Consolidated Cash and Liquid Investments	$510	$505

Debt:
Senior notes and debentures(1)	$791	$791
Senior exchangeable debentures(2)	345	345
QVC senior notes(1)	3,550	3,550
QVC bank credit facility	1,675	1,625
Other	76	178
Total Attributed QVC Group Debt	$6,437	$6,489
Unamortized discount, fair market value adjustment and deferred loan costs	(39)	(37)
Total Attributed QVC Group Debt (GAAP)	$6,398	$6,452

Senior exchangeable debentures(2)	$1,419	$1,961
Margin loans	375	—
Other	29	26
Total Attributed Liberty Ventures Group Debt	$1,823	$1,987
Fair market value adjustment	6	(284)
Total Attributed Liberty Ventures Group Debt (GAAP)	$1,829	$1,703

Total Liberty Interactive Corporation Debt (GAAP)	$8,227	$8,155

(1)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
(2)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total cash and liquid investments attributed to the QVC Group declined $46 million in the third quarter.  Share repurchases,  net debt repayments and capital expenditures were partially offset by cash provided by operations.  Total debt attributed to the QVC Group increased by $52 million, primarily due to the financing obligation pertaining to the new west coast distribution center, partially offset by repayments on QVC’s credit facility.

Total cash and liquid investments attributed to the Liberty Ventures Group increased  $41 million, primarily due to proceeds from dispositions offset by net debt repayments.  Total debt attributed to Liberty Ventures Group increased by $164 million due to the issuance of the 1.75% Exchangeables, offset by repurchases of the 0.75% Exchangeables and repayment of the margin loan.

Important Notice: Liberty Interactive (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) President and CEO, Greg Maffei, will discuss Liberty Interactive's earnings release in a conference call which will begin at 12:00 p.m. (E.S.T.) on November 8, 2016.  The call can be accessed by dialing (844) 307-2219 or (678) 509-7635 at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertyinteractive.com/events.  Links to this press release and replays of the call will also be available on Liberty Interactive's website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, market conditions, sales demand, the expected benefits and synergies from the acquisition of zulily, the implementation of new marketing and fulfillment processes at zulily, new service and product offerings, the monetization of our non-core assets, the continuation of our stock repurchase program, the estimated liabilities under exchangeable debentures and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities, and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this presentation, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this presentation.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Interactive, the QVC Group, QVC (and certain of its subsidiaries), zulily and the Liberty Ventures Group together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Liberty Interactive defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty Interactive defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Interactive believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Interactive views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Interactive's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this presentation includes references to adjusted net income, which is a non-GAAP financial measure, for QVC Group. Liberty Interactive defines adjusted net income as net income, excluding the impact of purchase accounting amortization (net of deferred tax benefit).

Liberty Interactive believes adjusted net income is an important indicator of financial performance, in particular for QVC Group, due to the impact of purchase accounting amortization.  Because adjusted net income is used as a measure of overall financial performance, Liberty Interactive views net income as the most directly comparable GAAP measure.  Adjusted net income is not meant to replace or supersede net income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) calculated in accordance with GAAP for QVC Group (Schedule 4).

This presentation also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for QVC Group.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Liberty Interactive believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC Group, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy, Japan and France, as well as its JV in China.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the attached schedules for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income and adjusted OIBDA (Schedule 5).

SCHEDULE 1

The following table provides a reconciliation of QVC Group's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended September 30, 2015, December 31, 2015, March 31, 2016, June 30, 2016, and September 30, 2016, respectively.

QUARTERLY SUMMARY

(amounts in millions)	3Q15	4Q15	1Q16	2Q16	3Q16
QVC Group
Adjusted OIBDA(1)(2)	421	620	433	487	406
Depreciation and amortization	(141)	(215)	(209)	(214)	(219)
Stock compensation expense	(16)	(20)	(18)	(19)	(20)
Operating Income	$264	$385	$206	$254	$167

(1)	Includes zulily beginning with the fourth quarter of 2015.
(2)	zulily’s results for the fourth quarter 2015 include the impact of a $17 million non-cash, one-time reduction in deferred revenue.

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and zulily (beginning with the fourth quarter of 2015) to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended September 30, 2015, December 31, 2015, March 31, 2016, June 30, 2016 and September 30, 2016, respectively.  As there are no material reconciling items between adjusted OIBDA and operating income for the QVC China joint venture for the referenced periods, no reconciliation has been provided.

QUARTERLY SUMMARY

(amounts in millions)	3Q15		4Q15	1Q16	2Q16	3Q16
QVC Group
QVC Adjusted OIBDA
QVC US		$333	$479	$326	$363	$308
QVC International		97	129	89	100	85

Consolidated QVC adjusted OIBDA		430	608	415	463	393
Depreciation and amortization		(141)	(146)	(148)	(146)	(154)
Stock compensation		(9)	(7)	(6)	(10)	(8)
Operating Income		$280	$455	$261	$307	$231

zulily
Adjusted OIBDA(1)	$	NA	$21	$23	$31	$18
Depreciation and amortization		NA	(69)	(61)	(68)	(65)
Stock compensation		NA	(5)	(5)	(6)	(5)
Operating Income	$	NA	$(53)	$(43)	$(43)	$(52)

(1)

Includes zulily as of the beginning of the fourth quarter 2015.  Fourth quarter 2015 adjusted OIBDA includes the impact of a $17 million one-time, non-cash purchase accounting reduction in deferred revenue.

SCHEDULE 3

The following table provides a reconciliation of adjusted OIBDA for QVC Group and the Liberty Ventures Group to the Liberty Interactive Corporation operating income (loss) calculated in accordance with GAAP for the three months ended September 30, 2015, December 31, 2015, March 31, 2016, June 30, 2016 and September 30, 2016, respectively.

QUARTERLY SUMMARY

(amounts in millions)	3Q15	4Q15	1Q16	2Q16	3Q16

QVC Group adjusted OIBDA	$421	$620	$433	$487	$406
Liberty Ventures Group adjusted OIBDA	13	14	4	8	(4)
Consolidated Liberty Interactive Corp. Adjusted OIBDA	$434	$634	$437	$495	$402
Depreciation and amortization	(150)	(224)	(217)	(221)	(225)
Stock compensation	(37)	(46)	(31)	(24)	(20)
Consolidated Liberty Interactive Corp. Operating Income	$247	$364	$189	$250	$157

SCHEDULE 4

The following table provides a reconciliation of QVC Group's adjusted net income to its net income calculated in accordance with GAAP for the three months ended September 30, 2015, December 31, 2015, March 31, 2016, June 30, 2016 and September 30, 2016, respectively.

QUARTERLY SUMMARY

(amounts in millions)	3Q15	4Q15	1Q16	2Q16	3Q16	LTM
QVC Group
Net income(1)	$154	$223	$90	$127	$61	$501
QVC purchase accounting amort., net deferred tax benefit (2)	49	50	50	50	50	200
zulily purchase accounting amort., net deferred tax benefit (3)	—	39	36	38	37	150
QVC Group adjusted net income	$203	$312	$176	$215	$148	$851

QVCA/B shares outstanding as of October 31, 2016						467
Adjusted LTM earnings per share						$1.82

1)

Includes the results of zulily beginning in the fourth quarter of 2015.  zulily’s results for the fourth quarter 2015 include the impact of a $17 million non-cash, one-time reduction in deferred revenue, net of book deferred tax benefit.

2)

Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Liberty Interactive’s acquisition of QVC, net of book deferred tax benefit (gross non-cash, non-tax deductible purchase accounting amortization is expected to be $316 million for the twelve months ended December 31, 2016, and is applied ratably across the four quarters in each year).

3)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Liberty Interactive’s acquisition of zulily, net of book deferred tax benefit.

SCHEDULE 5

The following table provides a comparison of the year over year percentage change in QVC Inc.'s constant currency revenue, operating income, adjusted OIBDA and ASP to the comparable figures calculated in accordance with GAAP for the three months ended September 30, 2016.

	Percent Change for
	Three Months Ended 9/30/2016
QVC	As Reported	Constant Currency
Consolidated revenue	(3%)	(4%)
Consolidated operating income	(18%)	(18%)
Consolidated adj. OIBDA	(9%)	(9%)
International revenue	4%	2%
International operating income	(15%)	(17%)
International adj. OIBDA	(12%)	(13%)
International ASP	1%	(1%)

LIBERTY INTERACTIVE CORPORATION

BALANCE SHEET INFORMATION

September 30, 2016 - (unaudited)

	Attributed
	QVC	Ventures	Inter-group	Consolidated
	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$348	157	—	505
Trade and other receivables, net	809	39	—	848
Inventory, net	1,148	41	—	1,189
Other current assets	149	5	—	154
Total current assets	2,454	242	—	2,696
Investments in available-for-sale securities and other cost investments	4	1,815	—	1,819
Investments in affiliates, accounted for using the equity method	226	1,319	—	1,545
Investment in Liberty Broadband measured at fair value	—	3,051	—	3,051
Property and equipment, net	1,185	26	—	1,211
Intangible assets not subject to amortization	9,399	107	—	9,506
Intangible assets subject to amortization, net	1,120	27	—	1,147
Other assets, at cost, net of accumulated amortization	54	3	—	57
Total assets	$14,442	6,590	—	21,032
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$127	(127)	—	—
Accounts payable	724	8	—	732
Accrued liabilities	579	37	—	616
Current portion of debt	13	887	—	900
Other current liabilities	157	10	—	167
Total current liabilities	1,600	815	—	2,415
Long-term debt	6,439	816	—	7,255
Deferred income tax liabilities	1,145	2,733	—	3,878
Other liabilities	180	2	—	182
Total liabilities	9,364	4,366	—	13,730
Equity/Attributed net assets (liabilities)	4,956	2,233	—	7,189
Noncontrolling interests in equity of subsidiaries	122	(9)	—	113
Total liabilities and equity	$14,442	6,590	—	21,032

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2016 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Total revenue, net	$2,303	109	2,412

Operating costs and expenses:
Cost of sales	1,504	71	1,575
Operating	152	13	165
Selling, general and administrative, including stock-based compensation	261	29	290
Depreciation and amortization	219	6	225
	2,136	119	2,255
Operating income (loss)	167	(10)	157

Other income (expense):
Interest expense	(73)	(19)	(92)
Share of earnings (losses) of affiliates, net	8	10	18
Realized and unrealized gains (losses) on financial instruments, net	(6)	612	606
Other, net	6	(14)	(8)
	(65)	589	524
Earnings (loss) before income taxes	102	579	681
Income tax benefit (expense)	(32)	(171)	(203)
Net earnings (loss)	70	408	478
Less net earnings (loss) attributable to noncontrolling interests	9	—	9
Net earnings (loss) attributable to Liberty stockholders	$61	408	469

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2015 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Total revenue, net	$2,007	146	2,153

Operating costs and expenses:
Cost of sales	1,266	92	1,358
Operating	144	16	160
Selling, general and administrative, including stock-based compensation	192	46	238
Depreciation and amortization	141	9	150
	1,743	163	1,906
Operating income (loss)	264	(17)	247

Other income (expense):
Interest expense	(70)	(18)	(88)
Share of earnings (losses) of affiliates, net	13	18	31
Realized and unrealized gains (losses) on financial instruments, net	30	40	70
Gains (losses) on dispositions, net	—	(1)	(1)
Other, net	14	11	25
	(13)	50	37
Earnings (loss) before income taxes	251	33	284
Income tax benefit (expense)	(89)	3	(86)
Net earnings (loss)	162	36	198
Less net earnings (loss) attributable to noncontrolling interests	8	—	8
Net earnings (loss) attributable to Liberty stockholders	$154	36	190

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2016- (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$313	631	944
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	642	21	663
Stock-based compensation	57	18	75
Cash payments for stock based compensation	—	(92)	(92)
Share of (earnings) losses of affiliates, net	(38)	41	3
Cash receipts from return on equity investments	21	20	41
Realized and unrealized gains (losses) on financial instruments, net	2	(944)	(942)
(Gains) losses on dispositions	—	(9)	(9)
Deferred income tax (benefit) expense	(167)	588	421
Other, net	31	(65)	(34)
Intergroup tax allocation	301	(301)	—
Intergroup tax payments	(224)	224	—
Changes in operating assets and liabilities
Current and other assets	312	37	349
Payables and other current liabilities	(357)	(27)	(384)
Net cash provided (used) by operating activities	893	142	1,035

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	350	350
Investments in and loans to cost and equity investees	—	(67)	(67)
Capital expended for property and equipment	(158)	(19)	(177)
Purchases of short term and other marketable securities	—	(264)	(264)
Sales of short term and other marketable securities	12	1,162	1,174
Investment in Liberty Broadband	—	(2,400)	(2,400)
Other investing activities, net	(11)	(3)	(14)
Net cash provided (used) by investing activities	(157)	(1,241)	(1,398)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,143	1,545	2,688
Repayments of debt	(1,340)	(2,289)	(3,629)
Repurchases of QVC Group common stock	(603)	—	(603)
Withholding taxes on net settlements of stock-based comp	(15)	(1)	(16)
Other financing activities, net	(6)	(22)	(28)
Net cash provided (used) by financing activities	(821)	(767)	(1,588)
Effect of foreign currency rates on cash	7	—	7
Net increase (decrease) in cash and cash equivalents	(78)	(1,866)	(1,944)
Cash and cash equivalents at beginning of period	426	2,023	2,449
Cash and cash equivalents at end period	$348	157	505

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2015 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$442	166	608
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	442	37	479
Stock-based compensation	40	41	81
Cash payments for stock based compensation	—	(11)	(11)
Share of losses (earnings) of affiliates, net	(46)	(75)	(121)
Cash receipts from return on equity investments	21	21	42
Realized and unrealized gains (losses) on financial instruments, net	(28)	(70)	(98)
(Gains) losses on dispositions	—	(110)	(110)
Deferred income tax (benefit) expense	(103)	105	2
Other, net	16	(1)	15
Intergroup tax allocation	90	(90)	—
Intergroup tax payments	(51)	51	—
Changes in operating assets and liabilities
Current and other assets	(39)	4	(35)
Payables and other current liabilities	2	(51)	(49)
Net cash provided (used) by operating activities	786	17	803

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions	—	(20)	(20)
Cash proceeds from dispositions	—	271	271
Investments in and loans to cost and equity investees	(4)	(122)	(126)
Cash receipts from return of equity investments	200	50	250
Capital expended for property and equipment	(132)	(32)	(164)
Purchases of short term and other marketable securities	(154)	(1,040)	(1,194)
Sales of short term and other marketable securities	160	1,020	1,180
Other investing activities, net	(48)	—	(48)
Net cash provided (used) by investing activities	22	127	149

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,470	486	1,956
Repayments of debt	(1,638)	(462)	(2,100)
Repurchases of QVC Group common stock	(531)	—	(531)
Withholding taxes on net settlements of stock-based comp	(17)	—	(17)
Other financing activities, net	2	(18)	(16)
Net cash provided (used) by financing activities	(714)	6	(708)
Effect of foreign currency rates on cash	(4)	—	(4)
Net increase (decrease) in cash and cash equivalents	90	150	240
Cash and cash equivalents at beginning of period	422	1,884	2,306
Cash and cash equivalents at end period	$512	2,034	2,546